Exhibit 99.1

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                MARRIOTT HOTEL PROPERTIES II LIMITED PARTNERSHIP
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                                                 1998 First Quarter Report
                                             Limited Partner Quarterly Update


Presented for your review is the First Quarter 1998 Report for Marriott Hotel Properties II Limited Partnership. The 1998 First Quarter Form 10-Q immediately follows this letter and replaces the quarterly report format previously used by the Partnership. The information presented is essentially the same as the information given in prior quarters with certain additional items required by the rules of the Securities and Exchange Commission. Discussion of the Partnership's performance and individual Hotel operations is included in Item 2, Management's Discussion and Analysis of Financial Condition and Results of Operations.

Host Marriott Real Estate Investment Trust

On April 17, 1998, Host Marriott Corporation ("Host Marriott"), parent company of the General Partner of the Partnership, announced that its Board of Directors has authorized the company to reorganize its business operations to qualify as a real estate investment trust ("REIT") to become effective as of January 1, 1999. As part of the REIT conversion, Host Marriott expects to form a new operating partnership (the "Operating Partnership") and limited partners in certain Host Marriott full-service hotel partnerships and joint ventures, including the Partnership, are expected to be given an opportunity to receive, on a tax-deferred basis, Operating Partnership units in the new Operating Partnership in exchange for their current partnership interest. We will keep you informed on the status of this matter.

Investor Returns

Including the final 1997 distribution made in April 1998 of $9,864 per limited partner unit, the Partnership distributed $26,621 per limited partner unit from 1997 operating cash flow. This represents a 26.6% annual return on invested capital. In addition, in May 1998, the Partnership made a cash distribution of $5,000 per limited partner unit from first quarter 1998 operating cash flow. Prospectively, the Partnership expects to increase distribution frequency from its historic bi-annual distributions if operating results and forecasts indicate it is warranted.

We encourage you to review this report in its entirety. If you have any further questions regarding your investment, please contact Host Marriott Partnership Investor Relations at (301) 380-2070.